F O R I M M E D I A T E R E L E A S E	Media Contact: Bob Hetherington
901.682.1360
bhether@earthlink.net
Financial Contact: Randall H. Brown
901.259.2500
rbrown@edrtrust.com
Education Realty Trust Updates 2006 Financial Guidance
Affirms Operating Outlook; Adjusts FFO Guidance and Dividend Target as Interest and
Corporate Costs Rise
Memphis, Tennessee, August 24, 2005 — Education Realty Trust, Inc. (NYSE: EDR), one of America’s largest owners and operators of collegiate student housing, today issued updated financial guidance for the reminder of 2006.
The latest guidance affirmed expectations of a continued solid operating performance based on strong occupancies for the 2006/2007 lease year, overall higher rental rates for that period and consistent operating margins across the company’s portfolio of 40-owned and 19-managed communities. Among key performance indicators:
•	Same-store occupancy is 97.4 percent as of August 20, 2006 versus 95.4 percent at August 31, 2005;

•	Fall 2006 rents are projected to be approximately 4.5 percent higher on average over last year;

•	Operating margins are forecast to be approximately 52 percent for the current year which compares favorably with industry peers;

•	Total revenues are expected to exceed $112 million for 2006;
“Our property operating fundamentals are in good shape. Occupancy rates have increased and we estimate our Fall 2006 rental rates to be higher than the prior year. Operating margins are strong. Our third-party management business is generating record revenues,” said EDR Chairman, President and Chief Executive Officer Paul O. Bower. “Our development business is also generating record revenues and has a good book of business lined up for 2007 and beyond.”
“Even though only 13.4% of our total outstanding debt is variable-rate based, higher-than-anticipated, LIBOR-based interest rates have driven up our cost of borrowing. And due to EDR’s substantial portfolio and infrastructure growth, our corporate overhead costs have outpaced expectations. These increased costs will affect the second half of 2006 more than the first half. As a result, we are adjusting our financial guidance and dividend target to better match our operating cash flows while at the same time complying with the tax rules applicable to REITs,” said Bower. “To address these challenges directly and take advantage of the current aggressive pricing environment for student housing, we are investigating the selective sale of a non-strategic asset. We are also pursuing financing strategies to reduce our exposure to high interest debt.”

Based on management’s current judgment, the company anticipates funds from operations (FFO) in the range of $0.87 to $0.92 per weighted average share/unit for the full year 2006. That compares with previous 2006 guidance of $0.97 to $1.02 per weighted average share/unit.
Management and the Board of Directors also reviewed the company’s current dividend policy. In light of current expectations, EDR has reduced its annual targeted dividend rate for 2006 to $0.82 per share/unit. That compares with a previous dividend target of $1.19 per share/unit. The company feels this current target is more in line with the revised FFO expectations and will help alleviate interest pressures as the company would have borrowed to fund the gap that existed between the revised FFO guidance and the previous dividend target. The current dividend rate will also allow the company to retain cash from operations in 2007 for possible debt reduction and/or reinvestment in the business. Additional details about the updated 2006 guidance are included in the financial table with this release.
About Education Realty Trust
Education Realty Trust, Inc. (NYSE: EDR) is a real estate investment trust that owns, manages and develops high quality collegiate student housing. Led by a team with more than 170 years of shared industry experience, EDR is one of America’s largest owners and operators of collegiate communities. Its portfolio includes 36,551 beds at 59 properties in 21 states. For more information, please visit the company’s Web site at www.educationrealty.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
Statements about the company’s business that are not historical facts are “forward-looking statements.” Forward-looking statements are based on current expectations. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the company’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such statements. Such risks are set forth under the captions “Item 1A. Risk Factors” and “Forward-Looking Statements” in our annual report on Form 10-K and under the caption “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our quarterly reports on Form 10-Q, and as described in our other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and EDR undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.

Education Realty Trust, Inc.
Reconciliation of Projected 2006 Diluted FFO per Share/Unit
(In thousands, except for share and per share data)

	2006
	Low Range	High Range
Previous FFO per share/unit guidance	$0.97	$1.02
Adjustment for higher than forecast floating interest rate and deferred financing costs	(0.08)	(0.08)
Increased G&A costs, primarily audit, legal, and regulatory filing fees	(0.02)	(0.02)

Revised FFO per share/unit	$0.87	$0.92

Weighted-average potentially dilutive shares/units	27,929,000	27,929,000
-#-